EXHIBIT 10(a)(2)

Sender’s Name
Sender’s Title
Operating Company

Xerox Corporation
Date	Senders address

email.address@xerox.com
tel 000.000.0000
fax 000.000.0000

First Name Last Name

Title

Street Address Line 1

Street Address Line 2

City, State ZIP

Dear Addressee:

The following information summarizes the arrangements for your retirement from Xerox Corporation (the Company).

Last day of active employment:
Retirement Date:	The day after active employment ends

Notwithstanding anything else contained in this letter, if you (or those acting in concert with you) engage in Detrimental Activity as defined in the attached Exhibit, the consequence set forth therein shall apply. This agreement is subject to the approval of the Compensation Committee.

Summarized below are the relevant provisions of the plans and programs in which you participate that apply to your long-term incentive awards, 401(k) savings accounts, pension benefits, life insurance benefits and other benefits arrangements.

Assuming that you will have met the age and service conditions of such plans and programs, you will be treated as a retiree for the purposes thereof effective on your Retirement Date.

Stock Awards

Stock grants (including stock options) awarded to you prior to the commencement of your retirement shall continue to vest and/or remain exercisable per the terms of the awards and the relevant plans. [You will not be eligible for additional stock awards in 20XX.]

Deferred Compensation Plan [delete if not applicable]

Your deferred compensation accounts will be paid out according to the terms of your prior elections.

401(k) Savings Plan Account

Under relevant plan provisions, you have choices available regarding the continued investment of your account balances and the time and form of distribution. At separation, you will have the opportunity to elect how and when the proceeds of your 401(k) will be distributed. Information on these choices will be sent by the Benefits Center upon your retirement.

Employee Stock Ownership Plan (ESOP)

As an active employee, you can only take a distribution of ESOP in stock. At separation, your ESOP account can be taken as cash, in stock, or rolled over to the Xerox 401(k) savings plan or your IRA, or you may defer settlement with the plan.

Pension Benefits

[If a RIGP participant]Effective on your retirement date, you will become a retiree of Xerox. As a retiree, you will receive pension benefits accrued in the Retirement Income Guarantee Plan (RIGP). Your RIGP benefits are projected to provide a lump-sum value of approximately [$X]. Please keep in mind that this is only an estimate and that the actual benefits paid will be per the terms of the plan.

[If SERP eligible] In addition to your vested RIGP benefit, you will be eligible to receive a benefit under the Unfunded Retirement Income Guarantee Plan (URIGP) and the Unfunded Supplemental Executive Retirement Plan (SERP). Your retirement income benefits under URIGP and SERP are unreduced for commencement at age 60 or later and will be offset by your RIGP benefits. Payments will commence at the end of [Month/Year]. As a result, your first payment will equal 7 months worth of payments to include the first 6 months following your last day of active employment plus your [enter 7th month of payment] payment and will reflect your survivor election. All payments will be made in monthly installments. [For non-U.S. officers: The final SERP amount you will receive will be reduced by certain amounts payable in the same year by the Company or any subsidiary of the Company, as provided under SERP including but not limited to any pension, retirement or post-retirement corporate or statutory benefits that you may receive.] Your URIGP and SERP benefit is estimated to be approximately [$X] per year (based on a 50% joint and survivor annuity). Please keep in mind that this is only an estimate and does not reflect taxes owed. The actual benefits will be paid per the plan’s terms. These URIGP and SERP benefit are unfunded and not tax qualified. This means you are an unsecured general creditor of the Company with respect to these benefits.

[If URIGP but not SERP eligible] In addition to your vested RIGP benefit, depending on your age at retirement, you will be eligible to receive a benefit under the Unfunded Retirement Income Guarantee Plan (URIGP). Your retirement income benefits under URIGP will be offset by your RIGP benefits. Payments will commence at the end of [Month /Year]. As a result, your first payment will equal 7 months worth of payments to include the first 6 months following your last day of active employment plus your [enter 7th month of payment] payment and will reflect your survivor election. All payments will be made in monthly installments on the last day of each month. Your URIGP benefit is estimated to be approximately [$X] per year (based on a 50% joint and survivor annuity). Please keep in mind that this is only an estimate and does not reflect taxes owed. The actual benefits will be paid per the plan’s terms. These URIGP benefits are unfunded and not tax qualified. This means you are an unsecured general creditor of the Company with respect to these benefits.

Medical Benefits

As a retiree, you will receive medical coverage under Xerox Retiree Flex Health Plan or a successor plan, if any. As you get closer to your retirement date, an information package will be sent to you from the Xerox Benefits Center.

Bonus

You will be eligible to receive a cash bonus for [20XX] as determined by the Compensation Committee in early [20XX] and payable in that year.

Life Insurance

[For former CLIP participants] You may continue in the Xerox Universal Life Plan (XUL). Upon retirement, your death benefit will be equal to [$X]. The Company will make contributions pursuant to the provisions of XUL until age 65 or July 2013, whichever is later.

[For non-CLIP participants] Upon retirement, you will receive correspondence from MetLife, explaining that you have the opportunity to continue coverage approximately equal to your Xerox Universal Life Plan (XUL) coverage of [$X]. If you choose to continue coverage, MetLife will bill you directly.

Other Arrangements

You will relinquish your position as an Officer of Xerox Corporation and as a director and officer of any subsidiary company as soon as administratively feasible after your active employment ends. At the appropriate time, a representative of Xerox Corporation will contact you regarding your resignation as a Corporate Officer.

You will be paid for any accrued and unused vacation upon separation from the Company.

Your Company financial planning assistance will be continued through the tax year in which your active employment ends.

You will also be eligible for your physical under the Executive Physical Program through the calendar in which your active employment ends.

For the Xerox sponsored employee benefit plans summarized in this letter, if there is a discrepancy between this letter and the official plan documents, the terms of the plan documents govern.

Indemnity

You will be entitled to be indemnified with respect to all periods of your service as a director or officer of the Company or any of its subsidiaries in accordance with 1) the provisions of Sections 721 through 725 of the Business Corporation Law of the State of New York and provisions of California Labor Code Section 2802 2) Section 2 of Article VIII of the by-laws of the Company as in effect on the date of commencement of salary continuance and 3) the Company directors and officers liability insurance policies with Federal Insurance Company, XL Specialty Insurance Company, St. Paul Mercury Insurance Company, Twin City Fire Insurance Company, U.S. Specialty Insurance Company, Arch Specialty Insurance Company, ACE American Insurance Company, Allied World Assurance Company and Axis Reinsurance, or any replacement or substitute thereof or any addition thereto.

Release

The [include only special provisions like perquisites or bonus not otherwise entitled to] or any other consideration provided for in this letter shall not become effective unless you execute and deliver to the Company the release in the form attached immediately prior to the scheduled commencement thereof. Any amount otherwise scheduled to be paid on any date shall not be paid, and shall be forfeited, unless the release has been delivered to the Company by such date.

Cooperation in Litigation

You will cooperate fully, without additional compensation, with the Company and its counsel in any litigation that arises out of or is related to your service with the Company or any of its subsidiaries, or in which you are named as a party. That cooperation includes making yourself available for reasonable periods of time upon reasonable notice for consultation with the Company’s counsel in any such litigation, promptly notifying the Company’s General Counsel if you are subpoenaed or requested by a third party to testify or to be interviewed in connection with any such litigation or legal preceding, and testifying in such litigation.

Heirs, Successors or Assigns

This agreement and any rights, responsibilities and obligations hereunder shall be binding upon any heirs, successors or assigns. This agreement shall not be assigned without prior written notice to and consent of the other party to this agreement.

Sincerely,

[Manager’s Name]

[    ]/cd

AGREED AND ACCEPTED

Employee Name

Date

Name:

Employee #:

SSN:

GENERAL RELEASE

1.	In consideration of Xerox Corporation’s (“Xerox”) agreement to provide me with [add language here that describes the extra consideration provided in exchange for the release] and other valuable consideration, as set forth in the letter agreement dated [provide date here] I, , release Xerox from all the claims described in this Release. For purposes of this Release, “Xerox” includes its employees, directors, officers, agents, stockholders, subsidiaries, affiliates, successors, assigns, and the Xerox employee benefit plans in which I either am now or have been a participant, and the trustees, administrators, successors, agents and assigns of those plans.

2.	I release Xerox from any and all claims, even if I don’t know about the claim at this time, based on anything that has occurred prior to the date I sign this Release. For example, I release Xerox from any claims based on all laws, such as the following (all laws as currently amended):

Age Discrimination and Employment Act of 1967 (ADEA)

Older Workers’ Benefits Protection Act of 1990 (OWBPA)

Title VII of the Civil Rights Act of 1964

Civil Rights Acts of 1866, 1870, 1871 and 1991

Americans with Disabilities Act of 1990

Rehabilitation Act of 1973

Family and Medical Leave Act of 1993

Equal Pay Act of 1963

Fair Labor Standards Act of 1938

Employee Retirement Income Security Act of 1974

Worker Adjustment and Retraining Notification Act of 1989

Uniformed Services Reemployment Rights Act of 1994

Vietnam Era Veteran’s Readjustment Assistance Act of 1974

I also release Xerox from claims based on the laws of the state(s) where I am employed and reside, such as state fair employment practice laws or any other law, whether federal, state or local, concerning employment. I release Xerox from claims based on discrimination in employment such as claims arising out of the offer of employment to me by Xerox, the hiring of me by Xerox, any employment contract between Xerox and me, any promises made by Xerox regarding future employment, or based on the termination of my employment. Finally, I also release Xerox from claims under state contract or tort law, and from all claims for punitive or compensatory damages, costs or attorney’s fees.

3.	I acknowledge and agree that the consideration set forth in this Release is in addition to anything of value to which I am entitled by law or Xerox policy.

4.	I understand and agree that this Release and Xerox’s agreement to provide consideration to me should not be construed, in any way, as an admission by Xerox of any wrongdoing or liability to me.

5.	I understand that nothing set forth in this Release limits my right to file, or prevents me from filing, a charge or complaint with the EEOC or any comparable state agency, nor does anything in this Release limit my right to participate in an investigation or proceeding conducted by the EEOC or any comparable state agency.

6.	I understand that nothing in this Release limits my right to challenge this Release as not being knowing and voluntary under the ADEA or the OWBPA if I feel this Release does not comply with the requirements of those statutes.

7.	Except as provided in paragraphs 5 and 6 above, however, I agree that I will not file or pursue any charge or claim with any governmental agency or any court against Xerox based on anything that occurred before I signed this Release. If I do not comply with my obligations under this paragraph, I shall repay to Xerox upon demand all of the monies or other benefits, as applicable, paid to me by Xerox in consideration for this Release, and I agree to pay all of Xerox’s costs and expenses in defending the claim or action, including Xerox’s reasonable attorney’s fees.

8.	I understand and acknowledge that Xerox policy provides that for a period of one year after the termination of my employment with Xerox, I am not eligible for rehire as an employee, or for retention as a contract worker or consultant.

9.	Xerox advises me as follows:

•	TO CONSULT WITH AN ATTORNEY OF MY CHOOSING TO COUNSEL ME AS TO MY RIGHTS BEFORE I SIGN THIS RELEASE;

•	TO TAKE SUFFICIENT TIME TO DECIDE WHETHER TO SIGN THIS RELEASE. I HAVE 21 DAYS FROM THE DATE THIS RELEASE IS PROVIDED TO ME TO CONSIDER IT BEFORE I SIGN AND RETURN IT TO XEROX;

•	THAT EVEN AFTER I SIGN AND RETURN THIS RELEASE TO XEROX, I WILL HAVE 7 DAYS THEREAFTER TO CHANGE MY MIND AND REVOKE MY RELEASE BY ASKING XEROX FOR ITS RETURN.

10.	I understand and agree that this Release waives all claims I may have at the time I sign it, including claims I do not then know about or suspect. I further understand and acknowledge that California Civil Code, Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXISTS IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” I waive any rights I may have under that Code section, if applicable, or any other similar state or federal statute or common law principle of similar effect.

11.	I understand that in signing this release, I thereby waive all claims of my successors, beneficiaries, heirs and assigns.

Date this document provided to employee:

Date signed and returned to Xerox:

By:
Employee signature

Exhibit to Letter Agreement

Engagement in Detrimental Activity

Definition of Detrimental Activity

“Detrimental Activity” shall mean:

(1) For one (1) year following your termination of employment with the Company, directly or indirectly (i) engaging as an employee, proprietor, partner, agent, consultant or otherwise, by any means, in any business that is competitive with the business of the Company or (ii) engaging as an employee of or providing services as a consultant to another firm or corporation (other than the Company or an affiliate) that is a direct competitor of the Company in any business in which the Company is presently engaged, unless the Company has previously advised in writing that it consents to such engagement ; or

(2) Disclosing confidential or proprietary business information of the Company, including but not limited to violating the Proprietary Information and Conflict of Interest Agreement entered into between the Company and Employee;

(3) Making any defamatory, derogatory, disparaging or inflammatory statements about the Company, its management or its business;

(4) Violating any rules, policies, procedures or guidelines of the Company, including but not limited to the Company’s Business Ethics Policy;

(5) For a five (5) year period from your last day of active employment with the Company, directly or indirectly soliciting, inducing, encouraging or assisting any employee of the Company to leave his or her employment with the Company;

(6) For a five (5) year period from your last day of active employment with the Company, directly or indirectly soliciting or accepting business from any customer or potential customer of the Company, or soliciting, inducing or encouraging any customer, potential customer or supplier of the Company to reduce the level of business it does with the Company;

(7) Being convicted of, or entry of a guilty plea with respect to, a felony, whether or not connected with the Company; or

(8) Engaging in any other conduct or act reasonably determined by the Company to be injurious, detrimental or prejudicial to any interest of the Company.

Nothing contained in this exhibit shall be construed to restrict the executive’s reporting obligations, if any.

Consequences of Engagement in Detrimental Activity

If the executive who is a party to the Letter Agreement (or such individuals acting in concert with him or her) engages in Detrimental Activity to the Company, as determined in the Company’s reasonable sole discretion, such discretion exercised prior to a change in control of the Company, the following additional consequences shall apply:

(a) Any outstanding equity awards under the 2004 Performance Incentive Plan, the 1991 Long-term Incentive Plan, the 1998 Employee Stock Option Plan, or pursuant to any bonus or retention plans or programs (“Awards”) shall be cancelled and be of no further force or effect;

(b) Any payment of salary continuance shall terminate, any amounts paid shall be rescinded in full by the Company and shall be repaid by the executive (or, if applicable, his or her spouse or beneficiary), the executive’s employment with the Company will terminate and any benefits described in the Letter Agreement, or otherwise, that are dependent upon continued employment, including, without limitation, continued vesting of benefits and determination of years of service, will also terminate, and any exercise, payment or delivery of an Award within six months prior to such Detrimental Activity may be rescinded at the sole discretion of the Company. In the event of any such rescission, the executive (or, if applicable, his or her spouse or beneficiary) shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Company;

(c) Any unfunded retirement benefits including, without limitation, under the Unfunded Retirement Income Guarantee Plan and the Unfunded Supplemental Executive Retirement Plan, shall be forfeited; and

(d) The Company shall have the right to an injunction or other equitable relief and to all other appropriate legal remedies, including damages.